Exhibit 99.1

Mace Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2011

HORSHAM, Pa.--(BUSINESS WIRE)--March 28, 2012--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the fourth quarter and year ended December 31, 2011.

2011 Fourth Quarter and Current Highlights

  Mace appointed John J. McCann as the Company’s President and Chief Executive Officer. Michael E. Smith, the Company’s interim Chief Executive Officer since August 18, 2011, resigned as interim Chief Executive Officer and as a director of the Company upon Mr. McCann starting his positions on January 10, 2012.
  Mace announced the appointment of Daniel V. Perella as a director of the Company. Mr. Perella has over 20 years experience in developing and marketing consumer products.
  Mace completed the sale of certain assets and liabilities related to its Industrial Vision Source (“IVS”) high-end digital and machine vision camera and professional imaging components operation. The sale, which was completed on October 21, 2011, provided cash proceeds of $517,000 at closing.
  Mace completed the sale of its Farmers Branch, Texas warehouse on December 16, 2011 for a sale price of $1.83 million, with the Company netting $1.17 million in cash proceeds after closing costs and related mortgage debt. With the sale, the Company is leasing warehouse space in Texas at a significant reduction in operating costs.
  Mace completed the sale of a car wash facility located in Arlington, Texas on February 29, 2012 for a sale price of $2.1 million. The Company netted $1.57 million in cash proceeds from the sale after closing costs and related mortgage debt. With the sale, the Company nears the completion of its exit from the car wash business. Mace currently operates only two car wash facilities and is working on several strategies to divest of the remaining facilities.

John J. McCann, President and CEO of Mace, stated, “The fourth quarter of 2011 was very important for our Company, as we completed the planned divestiture of several non-core assets generating additional working capital, which enhances our ability to focus on consumer oriented products and services. Additionally, the operating management changes, overhead reductions, and operating efficiencies made in the third and fourth quarter of 2011 have positioned the Company for the future and have had a positive impact on the fourth quarter results most notably in improved gross profit margins and reduced operating losses.”

Mr. McCann added, “I am excited to be part of the Mace team and have the opportunity to leverage the Mace brand through my consumer sales experience and management expertise. Mace is an iconic brand that has a great reputation for quality. I look forward to working with our dedicated employees, expanding the distribution and visibility of our products and services, and growing the Company through execution of a focused sales and marketing plan, while continuing to position Mace as the premier choice for security monitoring services, and personal defense as well as safety products.”

Financial Results, Fourth Quarter of 2011 Compared to Fourth Quarter of 2010

Total revenues for the fourth quarter ended December 31, 2011 were $3.3 million, compared to $5.0 million for the same period in 2010. Despite an increase in revenues within our wholesale monitoring division of approximately $244,000, or 30%, with the March 2011 acquisition of The Command Center, Inc. (“TCCI”), overall revenues declined largely as a result of a reduction in sales volume of $1.4 million in IVS, our high-end digital and machine vision camera operation, which was sold on October 21, 2011. Our professional and consumer direct home and small business electronic surveillance division also experienced a reduction in sales of $643,000 due to several factors, including the impact on sales of increased competition, direct sales by Asian manufacturers, the loss of a large customer, a reduction in spending by many of our customers impacted by the poor economy, and a decision by management to focus on consumer direct home and small business product sales versus high-end professional market products. Our personal defense operation in Vermont experienced an increase in sales during this period of approximately $79,000, or 5%, noting an increase of $59,000, or 5%, in sales of aerosol defense products.

Loss from continuing operations for the fourth quarter of 2011 was approximately $(417,000), or $(0.01) per share, compared to a loss from continuing operations of $(1.2) million, or $(0.07) per share, in the fourth quarter of 2010. Despite the previously noted decrease in revenues, the decrease in operating loss from continuing operations was largely attributable to several factors, including: management’s focus on improving gross profit margins from 31% in the fourth quarter ending December 31, 2010 to 41% in the same period of 2011 through enhanced pricing, reduced costs of products, and the reduction in sales of the machine vision camera operation which provided a significantly lower gross profit margin; a decrease in selling, general, and administrative (“SG&A”) expenses of approximately $723,000, or 31%; and a reduction in asset impairment charges of $260,000 partially offset by an increase in interest expense of approximately $83,000.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(325,000), or $(0.00) per share, for the three months ended December 31, 2011, and a loss of $(318,000), or $(0.03) per share, in the same period of 2010. These losses were primarily the result of impairment charges of $250,000 related to our car washes in December 2011 and operating losses of $(279,000) related to the digital media marketing operation in the fourth quarter of 2010.

Net loss for the three months ended December 31, 2011 was approximately $(742,000), or $(0.01) per share, compared to a net loss of approximately $(1.5) million, or $(0.10) per share, for the three months ended December 31, 2010.

Financial Results, Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Total revenues for the year ended December 31, 2011 were $13.9 million, compared to $18.4 million for the same period in 2010. Despite an increase in revenues within our wholesale monitoring division of approximately $759,000, or 24%, with the March 2011 acquisition of TCCI, overall revenues declined largely as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $3.5 million. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $1.6 million due to several factors as noted above. Finally, our personal defense products operation in Vermont experienced a slight decrease in sales of approximately $117,000, or 2%, despite a 6% increase in sales of our aerosol defense products, as a result of a temporary reduction in sales of our TG Guard systems and our wireless home security systems.

Loss from continuing operations for the twelve months ended December 31, 2011 was approximately $(4.5) million, or $(0.13) per share, compared to a loss from continuing operations of $(9.8) million, or $(0.62) per share, in the same period of 2010. The decrease in operating loss from continuing operations was primarily attributable to the arbitration award to our former CEO of $4.6 million in 2010, an improvement in profit margins from 30% in 2010 to 35% in 2011, a reduction in SG&A expenses of $938,000, or 10%, partially offset by the previously noted decrease in revenues. The SG&A expense reduction was realized despite one-time charges within SG&A expenses of approximately $750,000 in the September 2011 quarter including, but not limited to: a reserve for future payments to the Company’s former CEO in exchange for his covenant not to compete with the Company for a one year period; a reserve for severance payments to our former President of our personal defense products operation; a charge related to the termination of a vendor relationship within our personal defense products operation; and a reserve for reimbursement of certain shareholder costs. SG&A expenses in 2011 also included expenses related to the March 2011 acquisition of TCCI. Additionally, our gross profit, despite the noted improvement, was impacted by an additional $200,000 reserve to write-down certain inventory which we plan on liquidating within our electronic surveillance equipment division. The above SG&A cost reductions are the result of the continuation of company-wide cost savings measures initiated in 2008 through the fourth quarter of 2011, including a significant reduction in employees throughout the entire Company.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(621,000), or $(0.02) per share, for the year ended December 31, 2011, and a loss of $(8.3) million, or $(0.53) per share, in the same period of 2010 primarily as a result of impairment charges of $511,000 related to our car washes in 2011 and impairment charges of $7.0 million related to the digital media marketing operation during 2010.

Net loss for the year ended December 31, 2011 was approximately $(5.1) million, or $(0.15) per share, compared to a net loss of approximately $(18.1) million, or $(1.15) per share, for the year ended December 31, 2010.

The Company’s net book value was $17.6 million, or $0.30 per share, at December 31, 2011. In addition, Mace had $23.3 million in total assets, including $7.9 million of cash and cash equivalents at December 31, 2011.

Conference Call

Mace will conduct a conference call on Thursday, April 5, 2012 at 11:00 AM EDT, 8:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 67011771. There will also be access to a digital recording of the teleconference by calling (800) 585-8367 and entering the conference ID: 67011771. This will be available from two hours following the teleconference until May 5, 2012.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended December 31,
	2011	2010

Revenues	$3,283	$5,048
Cost of revenues	1,945	3,497

Gross profit	1,338	1,551
Selling, general, and administrative expenses	1,610	2,333
Arbitration award	-	10
Depreciation and amortization	125	136
Asset impairment charges	-	260

Operating loss	(397)	(1,188)

Interest expense, net	(100)	(17)
Other income (expense)	-	(2)
Loss from continuing operations before income taxes	(497)	(1,207)

Income tax benefit	(80)	(35)

Loss from continuing operations	(417)	(1,172)

Loss from discontinued operations, net of tax	(325)	(318)

Net loss	$(742)	$(1,490)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.01)	$(0.07)
Loss from discontinued operations	-	(0.03)
Net loss	$(0.01)	$(0.10)

Weighted average shares outstanding:
Basic and Diluted	58,946,441	15,735,725

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Audited)

	Twelve Months Ended December 31,
	2011	2010

Revenues	$13,858	$18,395
Cost of revenues	8,950	12,874

Gross Profit	4,908	5,521
Selling, general, and administrative expenses	8,630	9,568
Arbitration award	-	4,610
Depreciation and amortization	514	582
Asset impairment charges	35	485

Operating loss	(4,271)	(9,724)

Interest expense, net	(404)	(51)
Other income	-	5
Gain on valuation of derivative	74	-
Loss from continuing operations before income taxes	(4,601)	(9,770)

Income tax (benefit) expense	(80)	30

Loss from continuing operations	(4,521)	(9,800)

Loss from discontinued operations, net of tax	(621)	(8,298)

Net loss	$(5,142)	$(18,098)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.13)	$(0.62)
Loss from discontinued operations	(0.02)	(0.53)
Net loss	$(0.15)	$(1.15)

Weighted average shares outstanding:
Basic and Diluted	33,643,384	15,749,465

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Audited)

	December 31,
	2011	2010

ASSETS

Current Assets:
Cash and cash equivalents	$7,871	$2,564
Accounts receivable, net	1,684	2,119
Inventories, net	2,401	3,273
Other current assets	2,087	1,790
Assets held for sale	2,469	6,330
Total current assets	16,512	16,076

Property and equipment, net	1,379	1,645

Goodwill	2,805	1,982

Other intangible assets, net	1,887	1,767

Other assets	735	1,554
	$23,318	$23,024

LIABILITIES AND EQUITY

Current Liabilities:
Current portion of long-term debt and capital lease obligations	$957	$1,378
Accounts payable and accrued expenses	3,442	5,073
Other current liabilities	383	523
Liabilities related to assets held for sale	566	2,081
Total current liabilities	5,348	9,055

Long-term debt and capital lease obligations, net of current portion	33	113
Other liabilities	380	-

Stockholders' equity	17,557	13,856
	$23,318	$23,024

CONTACT:
Mace Security International, Inc.
Gregory M. Krzemien, Chief Financial Officer
267-317-4009
greg@mace.com